Exhibit 10.1

AGREEMENT

1.             The intent of this Agreement (“Agreement”) is to mutually and amicably resolve all issues relating to the employment of Dennis H. Jones (“Jones”) by Commerce One Operations, Inc. and Commerce One, Inc. (“Commerce One”).  The parties agree that Jone’s last day of employment at Commerce One will be June 30, 2002.

2.             Loan Repayment.  The Indemnity Agreement Secured by Deed of Trust by and between Commerce One, Inc. and Dennis H. Jones, dated August 22, 2001 is ammended by deleting the current Section 4 (iii) and inserting in its place the following:

“(iii) convey the Property and all items purchased with funds from the Supplemental Loan (“Total Property”) to the Company by grant deed and general warranty bill of sale subject only to those exceptions to title to which the deed of trust is subject (with such conveyance of the Total Property constituting full satisfaction of Jones’ indemnity obligations).”

3.             Non-solicitation.  In consideration of the foregoing, Jones agrees that for a period of one year from the effective date of this Agreement, he will not directly or indirectly solicit, induce or encourage any employee of Commerce One to terminate his or her employment with the Company for any reason.  Jones further agrees that for a period of one year, he will not solicit, induce or encourage on behalf of any competing entity, either directly or indirectly, any customer of Commerce One to the extent the identity of the customer constitutes a trade secret or proprietary information of Commerce One, nor will he disclose any Commerce One trade secret or proprietary information for any purpose.

4.             Return of Commerce One Property.  Jones agrees that any rights he obtains under this Agreement are contingent upon his returning all Commerce One property in his possession or control, except for the agreed upon computer equipment that is installed at his primary Memphis residence (“Computer Equipment”), to which Jones shall take title.  Such Computer Equipment is conveyed “as is” and Commerce One disclaims all warranties relating to the Computer Equipment, including without limitation the warranties of title, merchantability and fitness for a particular purpose.

5.             General Release.  In consideration of the foregoing, Jones, his successors and assigns completely release Commerce One and all its parents, subsidiaries, affiliates, agents, employees, predecessors, successors, shareholders, directors and assigns from all claims, rights, demands, actions, obligations, and causes of action of every kind, known or unknown, which Jones may now have, or ever has had, arising from or in any way connected with his employment or application for employment with Commerce One, including but not limited to claims regarding any payment, benefits or compensation of any form (during employment or upon or after separation), claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, this Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act, all claims relating to any contracts, express or implied, and any claims for breach of the covenant of good faith and fair dealing, express or implied; all “wrongful discharge” claims; any breach of fiduciary responsibility; any tort of any nature; and any other laws and regulations relating to employment and any and all claims for attorney’s fees and costs that are not specifically addressed in this Agreement.

Nothing in this Agreement shall constitute a waiver of any rights Jones may have to indemnification for third-party claims for actions taken in the course and scope of his employment at Commerce One.

6.             Release of Unknown Claims.  Section 1542 of the Civil Code of the State of California provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IS KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Jones understands that the Civil Code section quoted above gives him the right to refuse to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right.  Jones voluntarily elects to waive all claims that now exist against Commerce One, if any, whether known or unknown.

7.             Covenant Not to Sue.  At no time after signing this Agreement will Jones pursue, assist, cause, or knowingly permit the prosecution of, in any state, local, federal or foreign court, administrative agency, or other tribunal, any claim of any kind, known or unknown, which he may have or has ever had against Commerce One and/or any officer, director, employee or agent of Commerce One, which is based in whole or in part on any matter covered by this Agreement.

8.             Severability of Terms.  Should any provision of this Agreement be determined to be invalid by a court or government agency of competent jurisdiction, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

9.             Entire Agreement.  This Agreement supersedes and voids all prior agreements (oral or written), if any, between Jones and Commerce One, regarding any salary, benefits, or other compensation from the Company of any form and constitutes the entire agreement between the parties with respect to the subject matter hereof.  This provision shall not, however, supersede the following: (a) the Indemnification Agreement between Jones and Company dated April 2, 2001, (b) the Employee Proprietary Information Agreement between Jones and Company dated April 2, 2001, or (c) except as provided in Section 2 of this Agreement, the Employee Loan Agreement (including the related Indemnity Agreement Secured by Deed of Trust, Tax Matters Agreement, Deed of Trust with Assignment of Rents, Rider to Deed of Trust and Substitution of Trustee and Reconveyance of Deed of Trust).  Except as expressly amended hereby, such agreements shall remain in full force and effect in accordance with their terms.

10.           Voluntary and Informed Agreement.  This Agreement constitutes the understanding of the parties on the subjects covered.  Jones expressly warrants that he has read and fully understands this Agreement; that he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Agreement voluntarily, free of any duress or coercion.

11.           Revocation Period.  Jones acknowledges that after having the opportunity to consult with an attorney prior to signing this Agreement, he understands he has twenty-one days in which to consider whether to sign this Agreement; and that he further understands that if he signs this Agreement, he will be given seven days following the date on which he signs this Agreement to revoke it and that this Agreement will not be effective until after this seven-day period had lapsed.

12.           Effective Date.  Each and every term of this Agreement shall become effective on the eighth day after it is signed by all parties.

Dated: 6/17/02	/s/ Dennis Jones
Dennis Jones

Dated: 6/20/02	/s/ Mark Hoffman
Mark Hoffman,
Chief Executive Officer
For Commerce One, Inc.
Commerce One Operations, Inc.